RESIGNATION

To the Board of Directors of

Z Yachts, Inc.

a Nevada corporation

The undersigned, being an officer and a director of the above-named corporation (Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary and a director), does hereby resign from all officer positions effective as of July 26, 2008. The undersigned will remain on as a director of Z Yachts, Inc.

Dated as of July 26, 2008

/s/ Regina F. Weller

     Regina F. Weller